Exhibit 1

JOINT FILING AGREEMENT

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13D to which this Agreement is attached as an exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned. This Agreement may be executed in one or more counterparts.

Dated as of December 20, 2019

ANDREW R. HEYER

/s/ Andrew R. Heyer

SAC ACQUISITION LLC

By:	/s/ Donna Dellomo
Name: Donna Dellomo
Title: Chief Financial Officer

MISTRAL SAC HOLDINGS, LLC

By:	/s/ Andrew R. Heyer
Name: Andrew R. Heyer
Title: Chief Executive Officer

Mistral Equity Partners, LP

By: Mistral Equity GP, LLC, its general partner

By:	/s/ Andrew R. Heyer
Name: Andrew R. Heyer
Title: Chief Executive Officer